CONSENT OF BD RESOURCE CONSULTING, INC.

I, Bruce Davis, on behalf of BD Resource Consulting, Inc., consent to the inclusion in this registration statement on Form S-3 of NovaCopper Inc., as amended, which is being filed with the United States Securities and Exchange Commission, of references to BD Resource Consulting, Inc.’s name and to the use of the technical report titled “Technical Report for the Bornite Deposit, South Reef and Ruby Creek zones, Northwest Alaska, USA” dated effective January 31, 2013.

DATED:	March 11, 2013

BD RESOURCE CONSULTING, INC.

/s/ Bruce Davis
Name: Bruce Davis
Title: President